                       EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Vicon Industries: Joan Wolf 631-952-2288
BlissPR: John Bliss: 212-840-1661

VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 07, 2008 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2008.   The announcement was made by Chairman and CEO Ken Darby, who said incoming orders strengthened worldwide reaching $17.3 million for the June quarter, which were the highest since the December, 2006 quarter.

Net sales for the third fiscal quarter were $16.0 million, a decrease of 6%, compared with $17.1 million in the third quarter of the prior fiscal year.  Net income totaled $528,000 ($.11 per diluted share), compared with net income of $1,035,000 ($.20 per diluted share) in the prior year quarter.  For the prior year quarter, no income taxes were provided on U.S. income as the Company had previously unrecognized available net operating loss carryforwards.  If the loss carryforwards had not been available to offset U.S. income taxes, net income for the prior year quarter would have been $674,000 ($.13 per diluted share).

For the nine months, net sales were $47.0 million, a decrease of 9%, compared with $51.9 million in the first nine months of the prior fiscal year.  Net income totaled $1,079,000  ($.22 per diluted share) compared with net income of $2,952,000 ($.60 per diluted share) in the prior year nine-month period.  For the prior year nine months, no income taxes were provided on U.S. income as the Company had previously unrecognized available net operating loss carryforwards.  If the loss carryforwards had not been available to offset U.S. income taxes, net income for the prior year nine months would have been $1,927,000 ($.39 per diluted share).

Commenting on the third quarter results, Mr. Darby said U.S. sales were $8.0 million, down 9% from $8.8 million, while foreign sales were off slightly at $8.0 million, compared with $8.3 million in the year ago period.  “Despite the slowing U.S. economy the current quarter order inflow improved nicely as some long awaited projects were converted to orders,” said Mr. Darby.  New orders for the current quarter totaled $17.3 million, versus $16.0 million a year ago, and represented the highest incoming order period since the December, 2006 quarter.  Mr. Darby also noted that notwithstanding the current year sales dip, nine-month order intake was ahead of last year at $49.2 million compared with $48.8 million, and the backlog of unfilled orders was $6.0 million at June 30th up $2.2 million from the start of the fiscal year.

Gross margins in the third quarter continued to improve climbing to 45.4% compared with 42.1% in the prior year quarter.  The margin improvement is principally the result of higher margins on foreign sales as a result of the weak U.S. dollar and lower product cost.  Operating costs in the third quarter increased $387,000 as a result of higher U.S. sales costs and the effect of an unfavorable exchange rate on foreign operating expenses.

Mr. Darby said, “Vicon’s June 30th financial position remains very strong evidenced by a balance sheet with $9 million in cash, no interest bearing debt, a current ratio of 4.4 to 1 and net tangible equity of $33.7 million equivalent to $7.10 per share.  During the June, 2008 quarter the Company repurchased in open market transactions 108,651 shares for $559,000”.

On the product development front, the Company will begin shipments in October, 2008 of the next generation (Version 5) of ViconNet®, a powerful software application that manages enterprise level digital video systems.  Among other capabilities, Version 5 transforms ViconNet into an open source platform enabling the video management system to be more universally utilized.  “Version 5 will provide us with more market opportunities to deploy a Vicon digital video solution”, noted Mr. Darby.

Mr. Darby also said there was no change in the status of the patent litigation from that reported in the first quarter.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
Vicon Industries, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net sales	$16,027,000	$17,140,000	$47,006,000	$51,915,000
Gross profit	7,268,000	7,218,000	20,992,000	21,568,000
Selling, general and
administrative expense	5,171,000	4,821,000	15,139,000	14,626,000
Engineering and development
expense	1,314,000	1,277,000	4,228,000	3,783,000
Operating income	783,000	1,120,000	1,625,000	3,159,000
Income before income taxes	826,000	1,138,000	1,774,000	3,255,000
Income tax expense	298,000	103,000	695,000	303,000

Net income	$528,000	$1,035,000	$1,079,000	$2,952,000

Earnings per share:

Basic	$.11	$.22	$.23	$.63

Diluted	$.11	$.20	$.22	$.60

Shares used in computing
earnings per share:

Basic	4,766,000	4,775,000	4,793,000	4,696,000

Diluted	4,873,000	5,060,000	4,979,000	4,905,000

Reconciliation of non-GAAP Proforma Results to GAAP:

	Three Months Ended June 30		Nine Months Ended June 30,
	2008	2007	2008	2007

Net income	$528,000	$1,035,000	$1,079,000	$2,952,000
Income tax expense adjustment	-	$361,000	-	$1,025,000
Proforma net income	$528,000	$674,000	$1,079,000	$1,927,000

Proforma basic and diluted
earnings per share:

Basic	$.11	$.14	$.23	$.41
Diluted	$.11	$.13	$.22	$.39

The Company believes that this non-GAAP proforma financial data supplements its GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company's operations, financial performance and the comparability of the company's operating results from period to period as they include the effects of increased income tax expense for the three months and nine months ended 6/30/07 based upon an assumed effective tax rate. The Company did not recognize income tax expense on its U.S. income for the three months and nine months ended 6/30/07 as it utilized previously unrecognized available net operating loss carryforwards. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, the Company has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.